Exhibit 99.1

EFI Announces Completion of Stock Option Investigation and Remedial Actions

Foster City, Calif. – June 29, 2007 – Electronics For Imaging, Inc. (“EFI”) (Nasdaq: EFII) today announced the completion of the independent investigation by a special committee of its board of directors into its historical stock option practices, and the remedial actions it is taking in response to the findings and recommendations of the special committee.

The Investigation and its Findings

The special committee investigation focused on EFI’s stock option practices from EFI’s initial public offering on October 2, 1992 through 2006. During that period, EFI granted options on 867 separate dates. The investigation commenced on October 23, 2006. The special committee was assisted by independent counsel and forensic accountants. During the course of the investigation, 46 interviews of current and former directors, officers, employees, and advisors to EFI were conducted, and approximately 4.5 million pages of documents were reviewed. The special committee held more than 30 meetings over the last eight months.

Based on its investigation, the special committee concluded, among other things, that EFI lacks contemporaneous evidence supporting a substantial number of the recorded option grant dates. The affected grants include grants to (1) newly-hired employees, (2) employees joining EFI in connection with one or more acquisitions, and (3) existing employees, officers, and directors.

Prior to mid-1999, grants to new and current non-officer employees were approved by the members of the compensation committee of the board of directors. By written action dated June 30, 1999, the board created a stock option committee to approve such non-officer grants, and nominated EFI’s then-current chief executive officer as its sole member. Following the resignation of the former chief executive officer, EFI’s current chief executive officer, Guy Gecht, assumed this responsibility effective January 1, 2000.

Option grants to officers and directors were generally approved by the compensation committee, often by unanimous written consent, coordinated and memorialized by EFI’s officers and employees.

The special committee found that grants to newly-hired employees, dated April 1994 through October 2003, were typically priced with an effective date coinciding with an historical low stock price for a given period. These pricing practices were generally described in the employee offer letters prepared by EFI. In some cases, employees received grants with an effective date prior to their start date with EFI. Further, EFI appears to have applied its then-current new hire pricing policy to options issued in connection with at least one acquisition.

The special committee found that a substantial number of the grants to existing officers, directors, and employees were priced on dates coinciding with the low EFI stock price for the month, and, in some instances, the quarter. Information collected during the investigation suggests that, prior to 2004, many such option grants were priced with the benefit of a look back at historical stock prices, with such look back ranging up to several weeks. The special committee concluded that work pertaining to, among other things, the allocation of certain options granted from 1994 through 2005 was not commenced and/or finalized until after the option grant dates recorded in EFI’s books.

Remedial Actions

On June 25, 2007, the special committee reported its findings and remedial recommendations to the board of directors. The board of directors, acting through a committee of independent directors, approved all remedial recommendations of the special committee, including the following:

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Any unexercised options requiring adjustment to the measurement date, as determined by EFI, held by current executive officers, board members, and general counsel will be repriced to reflect the closing price on the new measurement date.

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Current executive officers, board members, and general counsel who exercised options requiring adjustment to the measurement date, as determined by EFI, will be required to pay EFI an amount equal to the after-tax difference between the initial exercise price and the closing price on the adjusted measurement date for such options.

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Former executive officers, board members, general counsel, and vice presidents of human resources who exercised options requiring adjustment to the measurement date, as determined by EFI, will be requested to pay EFI an amount equal to the after-tax difference between the initial exercise price and the closing price on the adjusted measurement date for such options.

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Joseph Cutts, who served as chief financial officer of EFI from April 2000 to April 2006 and, more recently, as chief operating officer and corporate secretary, will no longer serve in the role of chief operating officer or other executive officer capacity. He will continue with EFI in the position of vice president, with new responsibilities to be determined.

•	The general counsel and chief financial officer will now report directly to the chief executive officer.

•	Extensive improvements will be made in the controls and procedures relating to EFI’s granting of stock options and in EFI’s corporate governance, compliance, and training programs generally.

•	The position of chairman of the board of directors should not be held by the company’s chief executive officer, but rather should be held by an independent member of the board.

Election of Gill Cogan as Interim Chairman of the Board

The board believes that the separation of the offices of chairman and chief executive is consistent with recent trends in corporate governance, and demonstrates EFI’s commitment to best governance practices. Independent board member Gill Cogan has been elected by the board as its interim chairman, effective immediately. Guy Gecht will continue as EFI’s chief executive officer.

Following adoption of these remedial measures, the board of directors expressed their continuing confidence in Mr. Gecht and the current management of EFI.

“As the leader of this company, I would like to apologize to our shareholders and employees for the difficulties this situation has caused for all of us,” said Guy Gecht, EFI’s chief executive officer. “While we cannot change the past, we are taking steps to substantially strengthen our stock options granting practices and overall corporate governance. We can once again fully focus on executing on our strategy and delivering value to our customers and shareholders.”

Expected Restatement of Financial Results and Status of Nasdaq Listing

As previously announced, EFI expects that the difference between the recorded grant dates and the actual measurement dates for certain historical option grants reviewed by the special committee will result in material non-cash, stock-based compensation expense. Accordingly, EFI expects to restate previously issued financial statements as necessary. EFI has not yet determined the aggregate amount of the additional non-cash compensation expense it will be required to record or the additional expense to be recorded in any particular fiscal period. EFI is currently working on the anticipated restatement and plans to become current in its public filings with the Securities and Exchange Commission as soon as practicable. The financial statement effects resulting from the special committee’s findings also remain subject to final review by EFI’s independent registered public accounting firm.

Also as previously announced, the Nasdaq Listing and Hearing Review Council notified EFI on May 14, 2007 that it has stayed the action to suspend EFI’s securities from trading on The Nasdaq Stock Market pending further action by the council.

Forward-Looking Statements

This press release contains forward-looking statements concerning the independent investigation of EFI’s stock option grant practices and remedial actions which have been approved as a result thereof, the determination that differences in actual measurement dates for certain stock options compared to the recorded measurement dates for those options will result in material non-cash, stock-based compensation expense, EFI’s restatement of previously issued financial statements, EFI’s intent to become current its in its public filings with the Securities and Exchange Commission, and EFI’s efforts to maintain its Nasdaq listing. There can be no assurance concerning the consequences of the independent investigation, including but not limited to the effect of the findings described herein on the investigation of EFI by governmental authorities and pending private lawsuits, EFI’s ability to become current in its filings, or EFI’s ability to maintain its Nasdaq listing. Forward-looking statements are made as of the date of this press release and, except as required by law, EFI does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About EFI

EFI (www.efi.com) is the world leader in color digital print servers, superwide format printers and inks, and commercial and enterprise print management solutions. EFI’s award-winning solutions, integrated from creation to print, deliver increased performance, cost savings, and productivity. The company’s robust product portfolio includes Fiery® digital color print servers; superwide digital inkjet printers, UV and solvent inks; industrial inkjet printing systems, print production workflow and management information software; and corporate printing solutions. EFI maintains 23 offices worldwide.

EFI is a registered trademark of Electronics For Imaging, Inc. in the U.S. Patent and Trademark Office and/or certain other foreign jurisdictions.

Contact:

EFI Chief Financial Officer

John Ritchie, 650-357-3500

john.ritchie@efi.com